Exhibit 99.1

Jeff McConegal
Jeffrey G. McGonegal
1905 West Valley Vista Drive
Castle Rock, CO 80109

January 6, 2009

Smart Move, Inc.
5990 Greenwood Plaza Blvd., Suite 390
Greenwood Village, CO 80111

Attn:	John Jenkins, Lead Director Chris Sapyta, President and Chief Executive Officer

Gentlemen:

Due to other business commitments which have recently expanded in nature including increased travel commitments, I find that I must resign from my position as a director of Smart Move. This will also include any committee and related positions. This resignation is to be effective January 15, 2009.

In tendering my resignation, I want to assure you, my fellow board members, our external auditors and shareholders, that my resignation is personal and that I have no disagreements with management or our external auditors over the financial reporting of the company.

I wish you the best of luck in the future.

Sincerely,

/s/ Jeff McGonegal
Jeffrey McGonegal

Cc: Smart Move Board Members